Exhibit 10.1

July 13, 2018
Via Email and Hand Delivery
Alan Musso
Re:    Separation and Consulting Agreement
Dear Alan:
This letter sets forth the substance of our agreement (the "Agreement") regarding your transition and separation from Bellicum Pharmaceuticals, Inc. (the "Company"). This Agreement will become effective only upon the Effective Date specified in Section 9(c) below.
1.SEPARATION. You resign effective August 31, 2018 (the "Separation Date") from any and all employment and positions with the Company, and your status as an employee of the Company will end on that date. Provided that this Agreement becomes effective as specified below and that you provide the Company with the Closing Release attached hereto as Exhibit A and permit the Closing Release to become fully effective, the Company will provide you with the following benefits after the Separation Date: (i) continued payment of your base salary for twelve (12) months following the Separation Date, (the "Severance Period"), beginning with the first regularly scheduled payroll date following the Effective Date of the Closing Release; (ii) a lump sum amount equal to your target performance bonus for 2018 prorated based on your Separation Date and payable within fifteen (15) business days of the Effective Date of the Closing Release; (iii) extension of the post-separation exercise period of any outstanding stock options that are vested as of the Separation Date through the earlier of the expiration date of such option(s) and December 31, 2019 (the “Exercise Period Extension”); and (iv) payment of COBRA premiums, provided that you timely elect continued health insurance coverage pursuant to COBRA, through the earlier of the following: a) the end of the Severance Period; b) the date upon which you become eligible for health insurance pursuant to another employer-sponsored group health insurance plan; or c) the date upon which you become ineligible for continued coverage under COBRA (collectively, the "Separation Benefits").
2.    CONSULTANCY. The Company agrees to retain you as a consultant, and you agree to provide consulting services, under the terms specified below.
(a)    Consulting Period. The consulting relationship shall commence on the Separation Date and continue until the earlier of (i) February 28, 2019; (ii) in the event you breach your Post-Employment Obligations (as defined in Section 2(d) below), the date of any such breach; or (iii) a date mutually agreed between you and the Company (the "Consulting Period").
(b)    Consulting Services and Compensation. You agree to make yourself reasonably available for up to five (5) hours per month to provide consulting services consistent with your expertise and experience through the end of the Consulting Period (the "Consulting Services"). During the Consulting Period, and provided that you remain in compliance with this Agreement and any other agreements with or policies of the Company, you will receive as consulting fees a monthly payment amount of $1,000.00 (the “Consulting Fees”). The Consulting Fees for each month during the Consulting Period shall be paid within thirty (30) days from the Company’s receipt of your invoice. Because you will be performing the Consulting Services as an independent contractor, the Company will not withhold from the Consulting Fees any amount for taxes, social security or other payroll deductions. The Company will report the Consulting Fees to taxing authorities as required by law, including reporting the Consulting Fees on a IRS Form 1099. You acknowledge and agree that you will be entirely responsible for payment of any taxes which may be due with regard to the Consulting Fees, and you hereby indemnify and hold harmless the Company from any liability for any taxes, penalties or interest that may be assessed by any taxing authority with respect to the Consulting Fees. Vesting of any outstanding Equity Awards, as defined below, that you have been granted will continue during the Consulting Period and will otherwise continue to be governed by the applicable grant notice, option agreement, and governing stock option plan.
(c)    Independent Contractor Relationship. During the Consulting Period, your relationship with the Company will be that of an independent contractor, and nothing in this Agreement is intended to, or should be construed to, create a partnership, agency, joint venture or employment relationship after the Separation Date. Except as expressly provided in this Agreement, you will not be entitled to, and will not receive, any benefits which the Company may make available to its employees, including but not limited to, group health or life insurance, profit-sharing or retirement benefits.
(d)    Authority and Facilities Usage During the Consulting Period. During the Consulting Period, you will have no authority to bind the Company (or to represent that you have authority to bind the Company) to any contractual obligations, whether written, oral or implied. You hereby agree that after the Separation Date, you will not represent or purport to represent the Company in any manner to any third party unless authorized to do so in writing by the CEO. Access to and use of Company facilities or equipment to perform the Consulting Services is not anticipated but if required will be coordinated through the CEO.
(e)    Proprietary Information and Inventions. You agree that, during the Consulting Period and thereafter, you will not use or disclose, in any manner that is not authorized by the Company or essential to your performance of specifically requested Consulting Services, any confidential or proprietary information or materials of the Company that you obtain or develop in the course of performing the Consulting Services. Any and all work product you create in the course of performing the Consulting Services will be the sole and exclusive property of the Company. As set forth in your Proprietary Information and Inventions Agreement with the Company, and subject to the limitations set forth herein, you hereby assign to the Company all right, title, and interest in all inventions, techniques, processes, materials, and other intellectual property developed in the course of performing the Consulting Services. You further acknowledge and reaffirm your continuing obligations, both during the Consulting Period and thereafter (as applicable), under the Proprietary Information and Inventions Agreement entered into between you and the Company.
(f)    Other Work Activities. Throughout the Consulting Period, you shall have the right to engage in employment, consulting, or other work relationships in addition to your work for the Company. The Company will make arrangements to enable you to perform your work for the Company at such times and in such a manner so that it will not unreasonably interfere with other activities in which you may engage. In order to protect the trade secrets and confidential and proprietary information of the Company, you agree that, during the Consulting Period, you will notify the Company, in writing, before you obtain employment with, or perform competitive work for, any business entity that is competitive with the Company, or engage in any other work activity, or preparation for work activity, competitive with the Company. If you engage in such competitive activity without the Company’s express written consent, or otherwise materially breach this Agreement, then (in addition to any other rights and remedies available to the Company at law, in equity or by contract), any additional Consulting Fees will cease immediately.
(g)    Termination of Consulting Period. Upon termination of the Consulting Period, the Company will terminate the vesting of your Equity Awards and pay only those Consulting Fees earned and consulting-related expenses approved and incurred through the effective date of such termination.
3.    EQUITY AWARDS. The stock options to purchase Company common stock that you hold as of your Separation Date (the "Options") and the restricted stock units to be issued to you in Company common stock that you hold as of your Separation Date (the "RSUs" and, collectively with the Options, the "Equity Awards") will continue vesting through the Consulting Period and at the conclusion of the Consulting Period shall cease vesting and all unvested Options and RSUs as of that date will be cancelled. Other than the Exercise Period Extension described above, all terms, conditions, and limitations applicable to your Equity Awards will remain in full force and effect pursuant to the applicable Equity Award agreements between you and the Company, the applicable equity incentive plan documents, and any other documents applicable to the Equity Awards (the "Equity Documents"). Pursuant to tax rules, any Options that you hold which are "incentive stock options" under Section 422 of the Internal Revenue Code of 1986, as amended, shall cease to qualify as "incentive stock options" on the date three (3) months following your Separation Date. You are advised by the Company to seek independent legal advice with respect to tax and securities law issues regarding your Options and any sale of Company stock you may make.
4.    NO OTHER COMPENSATION OR BENEFITS. You acknowledge that, except as expressly provided in this Agreement, you have not earned, are not owed, and will not receive from the Company any additional compensation, severance, or benefits on or after the Separation Date, with the exception of any vested benefits you may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account). By way of example but not limitation, you represent and warrant that you have not earned and are not owed any unpaid bonus or other incentive compensation. You also acknowledge and agree that, except for the Severance Benefits provided herein, you shall not be entitled to receive, and will not receive, any other severance benefits of any kind including, without limitation, any such benefits set forth in your Employment Offer Letter Agreement, dated March 16, 2015 (the “Employment Agreement”). You also acknowledge and agree that the amount of Severance Benefits set forth herein exceeds any severance benefits you otherwise may have been entitled to receive under your Employment Agreement.
5.    EXPENSE REIMBURSEMENTS. You agree to submit your final documented expense reimbursement statement within thirty (30) days of the Separation Date, reflecting any and all business expenses you incurred as an employee of the Company through the Separation Date and for which you seek reimbursement. The Company will reimburse you for such expenses pursuant to its regular business practice.
6.    RETURN OF COMPANY PROPERTY. On or within ten (10) days after the Separation Date, you shall return to the Company all Company documents (and all copies thereof) and other Company property in your possession or control, including, but not limited to, Company files, notes, financial and operational information, customer lists and contact information, product and services information, research and development information, drawings, records, plans, forecasts, reports, payroll information, spreadsheets, studies, analyses, compilations of data, proposals, agreements, sales and marketing information, personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, but not limited to, computers, facsimile machines, mobile telephones, tablets, servers and other handheld devices), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of the Company and all reproductions thereof in whole or in part and in any medium. You agree that you will make a diligent search to locate any such documents, property and information within the timeframe referenced above. In addition, if you have used any personally owned computer, server, or e-mail system to receive, store, review, prepare or transmit any confidential or proprietary data, materials or information of the Company, then on or within ten (10) days after the Separation Date, you must provide the Company with a computer-useable copy of such information and then permanently delete and expunge such confidential or proprietary information from those systems without retaining any reproductions (in whole or in part); and you agree to provide the Company access to your system, as requested, to verify that the necessary copying and deletion is done. Notwithstanding the foregoing, during the Consulting Period only, the Company will permit you to retain, receive, and/or use any documents and/or information reasonably necessary to perform the Consulting Services, all of which equipment, documents and information you must return to the Company upon request and not later than the last day of the Consulting Period. Your timely compliance with this paragraph is a condition precedent to your receipt of the Severance Benefits.
7.    NONDISPARAGEMENT AND NONCOMPETITION.
(a)    Nondisparagement. You agree not to disparage the Company or its officers, directors, employees, members, shareholders or agents, in any manner likely to be harmful to them or their business, business reputations or personal reputations, and the Company agrees to direct its officers and directors not to disparage you in any manner likely to be harmful to your business, business reputation or personal reputation; provided that both you and the Company may respond accurately and fully to any question, inquiry, or request for information as required by law.
(b)    Noncompetition. In accordance with your obligations under your Employment Agreement, you further agree that for a period of twelve (12) months following the Separation Date you shall not, directly or indirectly, engage in or participate (including, without limitation, as an investor, officer, employee, director, agent, or consultant) in or on behalf of any entity engaging in the “Company’s Business”, said Company’s Business being defined as: (i) genetically modified cell products for the treatment of cancer; and (ii) other genetically modified products for which the Company has an active development program on the Separation Date. Nothing herein shall prevent you from investing as a less than 5% shareholder in securities of any company listed on a national securities exchange or quoted on an automated quotation system. The geographic limitation for the these non-compete obligations is North America, Europe and Japan. You agree that your work for any third party engaged in the Company’s Business during the twelve (12) months following the Separation Date inevitably would lead to your unauthorized use of Company’s Confidential Information, even if such use is unintentional. Because it would be impossible, as a practical matter, to monitor, restrain, or police your use of such Confidential Information other than by not working for such third party, and because the Company’s Business is highly specialized, the competitors are identifiable, the market for the Company’s product, services, and activities is global, and the Company’s customers are located throughout the world, you agree that restricting such employment as set forth in this Agreement is the narrowest way to protect Company’s legitimate business interests, and the narrowest way of enforcing your consideration for the receipt of Company’s consideration.
8.    NO VOLUNTARY ADVERSE ACTION; COOPERATION. You agree that you will not voluntarily provide assistance, information or advice, directly or indirectly (including through agents or attorneys), to any person or entity in connection with any claim or cause of action of any kind brought against the Company, nor shall you induce or encourage any person or entity to bring such claims. However, it will not violate this Agreement if you testify truthfully when required to do so by a valid subpoena or under similar compulsion of law. Further, you agree to voluntarily cooperate with the Company if you have knowledge of facts relevant to any threatened or pending litigation against the Company by making yourself reasonably available without further compensation for interviews with the Company or its legal counsel, for preparing for and providing deposition testimony, and for preparing for and providing trial testimony.
9.    RELEASE OF CLAIMS.
(a)    General Release. In exchange for the consideration under this Agreement to which you would not otherwise be entitled, you hereby generally and completely release the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns (collectively, the “Released Parties”) from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date that you sign this Agreement (collectively, the “Released Claims”).
(b)    Scope of Release. This Released Claims include, but are not limited to: (i) all claims arising out of or in any way related to your employment with the Company, or the termination of that employment; (ii) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, restricted stock units or any other ownership interests in the Company; (iii) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (v) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, and the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”).
(c)    ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA (“ADEA Waiver”). You also acknowledge that the consideration given for the ADEA Waiver is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised by this writing, as required by the ADEA, that: (i) your ADEA Waiver does not apply to any rights or claims that arise after the date you sign this Agreement; (ii) you should consult with an attorney prior to signing this Agreement; (iii) you have twenty-one (21) days to consider this Agreement (although you may choose to voluntarily sign it sooner); (iv) you have seven (7) days following the date you sign this Agreement to revoke the ADEA Waiver, with such revocation to be effective only if you deliver written notice of revocation to the Company within the seven (7)-day period; and (v) the ADEA Waiver will not be effective until the date upon which the revocation period has expired unexercised, which will be the eighth day after you sign this Agreement (“Effective Date”). Nevertheless, your general release of claims, except for the ADEA Waiver, is effective immediately, and not revocable.
10.    REPRESENTATIONS. You hereby represent that you have been paid all compensation owed and for all hours worked, you have received all the leave and leave benefits and protections for which you are eligible pursuant to the Family and Medical Leave Act of 1993 (“FMLA”), any other applicable law, or Company policy, and you have not suffered any on-the-job injury or illness for which you have not already filed a workers’ compensation claim.
11.    DISPUTE RESOLUTION. Any dispute or controversy between you and the Company, arising out of or relating to this Agreement, the breach of this Agreement, your employment or consulting to the Company, or otherwise, shall be settled by binding arbitration conducted by and before a single arbitrator in Houston, Texas administered by the American Arbitration Association in accordance with its Employment Arbitration Rules (the "AAA Rules") then in effect and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Both you and the Company hereby waive the right to a trial by jury or judge, or by administrative proceeding, for any covered claim or dispute. To the extent the AAA Rules conflict with any provision or aspect of this Agreement, this Agreement shall control. The arbitrator shall have the authority to award any remedy or relief that a court of competent jurisdiction could order or grant, including, without limitation, the issuance of an injunction. However, either party may, without inconsistency with this arbitration provision, apply to any court having jurisdiction over such dispute or controversy and seek interim provisional, injunctive or other equitable relief until the arbitration award is rendered or the controversy is otherwise resolved. Except as necessary in court proceedings to enforce this arbitration provision or an award rendered hereunder, or to obtain interim relief, neither a party nor an arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of the Company and you. All claims, disputes, or causes of action under this Agreement, whether by you or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity. The arbitrator may not consolidate the claims of more than one person or entity and may not preside over any form of representative or class proceeding. This Agreement is made under the provisions of the Federal Arbitration Act (9 U.S.C., Sections 1-14) ("FAA") and will be construed and governed accordingly. It is the parties' intention that both the procedural and the substantive provisions of the FAA shall apply. Questions of arbitrability (that is whether an issue is subject to arbitration under this agreement) shall be decided by the arbitrator. Likewise, procedural questions which grow out of the dispute and beer on the final disposition are also matters for the arbitrator. However, where a party already has initiated. a judicial proceeding, a court may decide procedural questions that grow out of the dispute and bear on the final disposition of the matter. Each party shall bear its or his costs and expenses in any arbitration hereunder and one-half of the arbitrator's fees and costs; provided, however, that the arbitrator shall have the discretion to award to the prevailing party reimbursement of its or his reasonable attorney’s fees, unless such award is prohibited by applicable law. Notwithstanding the foregoing, you and the Company shall have the right to resolve any dispute or cause of action involving trade secrets, proprietary information, or intellectual property (including, without limitation, inventions assignment rights, and rights under patent, trademark, or copyright law) by court action instead of arbitration.
12.    MISCELLANEOUS. This Agreement constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable to the fullest extent permitted by law, consistent with the intent of the parties. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of Texas without regard to conflicts of law principles. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement, or rights hereunder, shall be in writing and shall not be deemed to be a waiver of any successive breach or rights hereunder. This Agreement may be executed in counterparts which shall be deemed to be part of one original, and facsimile signatures and signatures transmitted by PDF shall be equivalent to original signatures.
If this Agreement is acceptable to you, please sign and date below and return one original to me. I wish you the best in your future endeavors and thank you for your contributions to the Company.
Sincerely,
BELLICUM PHARMACEUTICALS, INC.

By:/s/ Richard A. Fair
Richard A. Fair
President and Chief Executive Officer

REVIEWED, UNDERSTOOD AND AGREED:
/s/ Alan A. Musso
Alan Musso
7/13/18
Date

CLOSING RELEASE AND WAIVER OF CLAIMS
TO BE SIGNED ON OR FOLLOWING THE SEPARATION DATE

In consideration of the payments and other benefits set forth in the Confidential Transition &Separation Agreement (the "Agreement"), to which this form is attached, I, Mr. Alan Musso, hereby furnish Bellicum Pharmaceuticals, Inc. (the "Company"), with the following release and waiver ("Closing Release").
In exchange for the consideration provided to me by the Agreement that I am not otherwise entitled to receive, I hereby generally and completely release the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, Affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this Closing Release. This general release includes, but is not limited to: (1) all claims arising out of or in any way related to my employment with the Company or the termination of that employment; (2) all claims related to my compensation or benefits from the Company, including, but not limited to, salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including, but not limited to, claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including, but not limited to, claims for discrimination, harassment, retaliation, attorneys' fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, and the federal Age Discrimination in Employment Act of 1967 (as amended) ("ADEA"). The claims described above that I am releasing do not include: (1) any rights which cannot be waived as a matter of law; or (2) any claims arising from breach of the Agreement. The claims described above that I am releasing do not include: (1) any rights which cannot be waived as a matter of law; (2) any claims arising from breach of the Agreement; (3) any rights or claims for indemnification I may have pursuant to any written indemnification agreement with the Company to which I am a party, the Company's bylaws, or applicable law; (4) any rights or claims to benefits under Company benefit plans or programs to which I have a vested or non-forfeitable right at the time of my separation; (5) any rights or claims that I may have after separation pursuant to stock options or restricted stock units that have vested or been issued or granted prior to or at the time of my separation; or (6) any rights or claims to insurance coverage under insurance policies maintained by the Company for directors, executives, and/or officers. Nothing in the Agreement prevents me from filing a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (collectively, the "Government Agencies"). I understand the Agreement does not limit my ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. While the Agreement does not limit my right to receive an award for information provided to the Securities and Exchange Commission, I understand and agree that, to maximum extent permitted by law, I am otherwise waiving any and all rights I may have to individual relief based on any claims that I have released and any rights I have waived by signing the Agreement and this Closing Release.
I acknowledge that, among other rights, I am waiving and releasing any rights I may have under ADEA, that this Closing Release is knowing and voluntary, and that the consideration given for this Closing Release is in addition to anything of value to which I was already entitled as an executive of the Company. If I am 40 years of age or older upon execution of this Closing Release, I further acknowledge that I have been advised, as required by the Older Workers Benefit Protection Act, that: (a) the release and waiver granted herein does not relate to claims under the ADEA which may arise after this Closing Release is executed; (b) I should consult with an attorney prior to executing this Closing Release; (c) I have had at least twenty-one (21) days in which to consider this Closing Release (although I may choose voluntarily to execute this Closing Release earlier); (d) I have seven (7) days following the execution of this Closing Release to revoke my consent to this Closing Release; and (e) this Closing Release shall not be effective until the eighth day after I execute this Closing Release and provided I have not earlier revolted (the "Effective Date").
I acknowledge my continuing obligations under Section 3.d. of the Agreement. I understand that among other things, I must not use or disclose any confidential or proprietary information of the Company and I must immediately return all Company property and documents (including all embodiments of proprietary information) and all copies thereof in my possession or control.
The Agreement and this Closing Release constitute the complete, final and exclusive embodiment of the entire agreement between the Company and me with regard to the subject matter hereof. I am not relying on any promise or representation by the Company that is not expressly stated herein. This Closing Release may only be modified by a writing signed by both me and a duly authorized officer of the Company.

Date: ____________________________        By: ________________________________
Alan Musso

1000 Marina Boulevard, Suite 450 | Brisbane, CA 94005
Main (832) 384-1000 | www.bellicum.com